Reconciliation of Non-GAAP Financial Measures

Information presented by Alan H. Shaw at the Bank of America Merrill Lynch 2016 Transportation Conference on May 17th, 2016 (posted elsewhere on our website) included non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measure reported in accordance with U.S. generally accepted accounting principles (GAAP).

Revenue Per Unit

First Quarter	2016	2015	Change	% Change
Coal revenue per unit	$ 1,626	$ 1,642	$ (16)	-1%
Less: Fuel surcharge revenue per unit	19	83	(64)	-77%
Coal revenue per unit less fuel surcharge revenue[1]	$ 1,607	$ 1,559	$ 48	3%
Intermodal revenue per unit	$ 562	$ 639	$ (77)	-12%
Less: Fuel surcharge revenue per unit	43	97	(54)	-56%
Intermodal revenue per unit less fuel surcharge revenue[1]	$ 519	$ 542	$ (23)	-4%
Merchandise revenue per unit	$ 2,526	$ 2,541	$ (15)	-1%
Less: Fuel surcharge revenue per unit	8	83	(75)	-90%
Merchandise revenue per unit less fuel surcharge revenue[1]	$ 2,518	$ 2,458	$ 60	2%
Intermodal revenue per unit	$ 562	$ 639	$ (77)	-12%
Less: Triple Crown revenue per unit	9	47	(38)	-81%
Intermodal revenue per unit less Triple Crown[2]	553	592	(39)	-7%
Less: Fuel surcharge revenue per unit	41	86	(45)	-52%
Intermodal revenue per unit less Triple Crown and fuel surcharge revenue[1,2]	$ 512	$ 506	$ 6	1%

[1] Revenue per unit as used here is to reflect average revenue per unit absent the effect of fuel surcharges.

[2] Intermodal per unit as used here is to reflect this measure absent Triple Crown due to its restructuring.